EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Entegris, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑160212 and 333-105962) on Form S-3 and registration statements (Nos. 333-167178, 333-127599, 333-53382, 333-203789, 333-203790 and 333-211444) on Form S-8 of Entegris, Inc. of our reports dated February 14, 2018, with respect to the consolidated balance sheets of Entegris, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Entegris, Inc..

/s/ KPMG LLP

Minneapolis, Minnesota
February 14, 2018